PRESS RELEASE Bill Seymour VP of Corporate Relations irelations@entegris.com

Exhibit 99.1
FOR RELEASE
ENTEGRIS DECLARES QUARTERLY CASH DIVIDEND
BILLERICA, Mass., October 17, 2018 - Entegris, Inc. (NasdaqGS: ENTG), a leader in specialty chemicals and advanced materials solutions for the microelectronics industry, today announced that its Board of Directors has authorized a quarterly cash dividend of $0.07 per share to be paid on November 21, 2018 to shareholders of record on the close of business on October 31, 2018.
ABOUT ENTEGRIS
Entegris is a leading specialty materials provider for the microelectronics industry and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.